Exhibit 10.1

RECOGNITION AND ATTORNMENT AGREEMENT

AND

AMENDMENT OF SUBLEASE

RECOGNITION AND ATTORNMENT AGREEMENT AND AMENDMENT OF SUBLEASE (the “Agreement”) made as of the 6th day of November, 2020, by and between 92 HAYDEN AVENUE TRUST, as landlord (“Landlord”), and KINIKSA PHARMACEUTICALS CORP., a Delaware corporation, as tenant (interchangeably called “Kiniksa” or “Tenant”).

R E C I T A L S

By Lease dated May 22, 2008, as amended by First Amendment to Lease dated November 24, 2015, (collectively, the “Lease”), Landlord did lease to Shire Human Genetic Therapies, Inc., as successor-in-interest to AMAG Pharmaceuticals, Inc., (“Original Tenant”) and Original Tenant did lease and hire from Landlord the entirety of the building on the site known as 100 Hayden Avenue, Lexington, Massachusetts (the “Building”) as more particularly described in the Lease (the "Premises").

By Sublease Agreement dated as of March 18, 2018 between Original Tenant, as sublandlord, and Kiniksa, as subtenant, (the Sublease Agreement as amended by and affected by the documents listed on Exhibit A attached hereto is hereinafter referred to as the “Sublease”), subleases the entirety of the Premises (referred to in the Sublease as the “Subleased Premises” and hereinafter as either the Premises or the Subleased Premises) upon the terms set forth in the Sublease.

The term of the Lease is scheduled to expire on August 31, 2021 (the “Lease Expiration Date”), and the term of the Sublease is scheduled to expire on August 31, 2021 (the “Sublease Expiration Date”).

Landlord and Kiniksa have agreed for Kiniksa to lease the Premises directly from Landlord upon the Lease Expiration Date and the Sublease Expiration Date. In order to accomplish said direct leasing, Landlord desires to recognize the Sublease as a direct lease between Landlord and Kiniksa and Kiniksa desires to attorn to Landlord respecting the Sublease upon the terms set forth herein.

In addition, Landlord and Kiniksa have agreed to extend the term of the Sublease upon all the same terms and conditions contained in the Sublease, except only as otherwise specifically modified by this Agreement.

Landlord and Kiniksa are entering into this Agreement to set forth said agreements and amendments.

NOW, THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration paid by each of the parties to the other, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the provisions herein contained, Landlord and Kiniksa do hereby covenant and agree as follows:

1.	The term of the Sublease, which but for this Agreement is scheduled to expire on August 31, 2021, is hereby extended for the period commencing on September 1, 2021 (the “Extended Term Commencement Date”) and expiring on August 31, 2023 (the “Extended Term”), unless sooner terminated in accordance with the provisions of the Sublease, upon all of the same terms and conditions contained in the Sublease, except only as specifically amended by this Agreement (the Sublease, as modified and extended by this Agreement is herein referred to as the “Amended Sublease”).

2.	(a) In order to induce Landlord to execute this Agreement, Kiniksa hereby represents and certifies to Landlord as of the date hereof (i) that the Sublease is unmodified (except as set forth on Exhibit A attached hereto) and in full force and effect and no rent, additional rent or other amounts thereunder have been paid in advance of its due date; (ii) that to its actual knowledge there exists (A) no defaults on the part of the Original Tenant, as sublandlord under the Sublease and (B) no events which with the passage of time or the giving of notice or both would constitute a default on the part of Original Tenant, as sublandlord under the Sublease; (iii) that to the best of its knowledge Kiniksa has no claims, cause of action or the like against Original Tenant, as sublandlord under the Sublease or relating to the Premises; (iv) that Kiniksa has not assigned, transferred, conveyed, mortgaged, pledged, hypothecated or otherwise encumbered or disposed of the Sublease or any interest therein and has not further sublet, licensed or concessioned the Premises or any part thereof and (v) that Kiniksa is the present and sole holder of the subtenant’s entire interest in the Sublease and the Premises.

(b)       In order to induce Kiniksa to execute this Agreement, Landlord hereby represents and certifies to Kiniksa as of the date hereof (i) that the Lease is unmodified and in full force and effect; (ii) that to its actual knowledge, there exists (A) no defaults on the part of Original Tenant, as tenant, under the Lease and (B) no events which with the passage of time or the giving of notice or both would constitute a default on the part of Original Tenant, as tenant under the Lease; and (iii) Original Tenant, as tenant, has no claims, cause of action or the like against Landlord, as landlord, under the Lease.

3.	Notwithstanding the expiration of the Lease on August 31, 2021, the Amended Sublease shall remain in full force effect and in accordance with its terms.

4.	(a) From and after the Extended Term Commencement Date, Kiniksa shall be directly bound to Landlord under all of the terms, covenants, conditions and provisions of the Amended Sublease for the term thereof with the same force and effect as if Landlord was the sublandlord and Kiniksa was the subtenant under the Amended Sublease, and Kiniksa does hereby (i) attorn to Landlord as Kiniksa’s landlord under the Sublease, as tenant, (ii) affirm its obligations under the Amended Sublease and (iii) agrees to make payments of all sums due under the Amended Sublease to Landlord. Said attornment, affirmation and agreement to be effective and self-operative upon the Extended Term Commencement Date; provided however, that Landlord and Tenant shall be bound by agreements contained herein as of the date of this Agreement.

(b)       From and after the Extended Term Commencement Date, Landlord shall be directly bound to Kiniksa under all of the terms, covenants, conditions and provisions of the Amended Sublease with the same force and effect as if Landlord was the sublandlord and Kiniksa was the subtenant under the Sublease and from and after the Extended Term Commencement Date, Landlord will recognize the Amended Sublease in accordance with the terms thereof. Landlord does hereby (i) recognize Kiniksa as its tenant under the Amended Sublease, and (ii) affirm its obligations under the Sublease as landlord. Said recognition, affirmation and agreement to be effective and self-operative upon the Extended Term Commencement Date. Said recognition, affirmation and agreement to be effective and self-operative upon the Extended Term Commencement Date; provided however, that Landlord and Tenant shall be bound by agreements contained herein as of the date of this Agreement.

5.	(a) Notwithstanding anything contained in the Amended Sublease, Landlord shall not be (i) liable for any act, omission or default of Original Tenant as sublandlord under the Sublease; (ii) subject to any offset or defense which accrued to Kiniksa against Original Tenant as sublandlord under the Sublease; (iii) bound by any rent, additional rent or other payment paid to Original Tenant as sublandlord under the Sublease; (iv) bound by any security deposit which Kiniksa may have paid to Original Tenant under the Sublease or otherwise unless actually received by Landlord; (v) bound by any notice of termination given to Original Tenant under the Sublease; (vi) bound by any covenant or agreement to undertake, perform or complete any work in the Premises or to pay any construction allowance pursuant to the Lease, Sublease or otherwise prior to the Extended Term Commencement Date; or (vii) bound by any obligation of Original Tenant to make any payment to Kiniksa under the Sublease or otherwise for matters arising or relating to any period, event or activity prior to the Extended Term Commencement Date.

(b)       Notwithstanding anything contained in the Lease, Kiniksa shall not be (i) liable for any act, omission or default of Original Tenant as tenant under the Lease; (ii) bound by any notice of default given to Original Tenant as tenant under the Lease; (iii) bound by any covenant or agreement to undertake, perform or complete any work in the Premises prior to the Extended Term Commencement Date; or (vii) bound by any obligation of Original Tenant to make any payment to Landlord under the Lease or otherwise for matters arising or relating to any period, event or activity prior to the Extended Term Commencement Date. For the avoidance of doubt, the parties acknowledge that Kiniksa is not released of any indemnification obligations of Kiniksa, as subtenant, under the “Sublease Documents” listed on Exhibit A attached hereto.

6.	Kiniksa agrees to accept the Premises as of the commencement of the Extended Term in their as-is condition and Landlord shall have no obligation to perform any additions, alterations or improvements thereto except for the maintenance obligations set forth in the Lease.

7.	From and after the Extended Term Commencement Date, the Sublease is hereby amended as follows:

(a)	Kiniksa agrees to pay directly to Landlord, monthly, in advance, on the first day of each and every calendar month during the Extended Term (and any further extension thereafter), the Monthly Base Rent and Additional Rent by remittance to or for the order of Boston Properties Limited Partnership, as agent of Landlord, either (i) via the VersaPay ARC, Boston Properties on-line Tenant Portal for which an invite will be sent to Tenant from the VersaPay ARC platform from the email address noreply@versapay.com (please contact Landlord at ARDept@bxp.com with any inquiries respecting VersaPay), (ii) by ACH transfer to Bank of America in Dallas, Texas, Bank Routing Number 111 000 012 referencing Account Number 3756454460, Account Name of Boston Properties, LP, Tenant’s name and the Property address or (iii) by mail to P.O. Box 3557, Boston, Massachusetts 02241-3557.

(b)	All notices required to be given to Landlord under the Sublease shall be sent to Landlord in care of Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103, Attention: Regional General Counsel (or to such other address or addresses as may from time to time hereafter be designated by Landlord by like notice).

(c)	Monthly Base Rent shall be payable by Kiniksa to Landlord from September 1, 2021 through August 31, 2022 in the monthly amount of $233,016.67 and from September 1, 2022 through August 31, 2023 in the monthly amount of $240,007.17. If Kiniksa exercises its option to extend the term of the Sublease for the Second Extended Term (defined below), Monthly Base Rent shall be payable from September 1, 2023 through August 31, 2024 in the monthly amount of $247,207.38.

(d)	Tenant shall to make electricity payments directly to the utility provider as set forth in Section 2.8 of the Lease.

(e)	It is the purpose and intent of Landlord and Tenant that the Sublease as hereby amended shall constitute, and be construed as, an absolutely net lease, whereby the Monthly Base Rent shall be a completely net return to Landlord throughout the Extended Term (and any further extension thereafter) and Tenant shall be responsible for all costs of Operating Expenses, real estate taxes and electricity respecting the Premises, the Building and the Site as provided in the Lease as herein amended. In order to effectuate the intention of Landlord and Tenant as set forth in this Section 7(e), Sections 2.6 and 2.7 of the Lease shall be applicable to the Sublease except that the same shall be amended as follows:

(i)          The third, fifth and sixth paragraphs of Section 2.6 of the Lease (i.e., paragraph carving out expenses in 2009 base year, paragraph defining Base Operating Expenses, and paragraph defining Base Operating Expenses Allocable to the Premises) along with the definition of “Base Operating Expenses” in Section 1.1 of the Lease are hereby deleted in their entirety.

(ii)         The first two sentences of the seventh paragraph of Section 2.6 of the Lease are hereby deleted in their entirety and replaced with the following:

During the Lease Term, Tenant shall pay, as Additional Rent, Operating Expenses Allocable to the Premises on or before the thirtieth (30th) day following receipt by Tenant of the statement referred to below in this Section 2.6.

(iii)        Sections 2.7 (iv), (v) and (vii) of the Lease, as amended, (along with the definition of “Base Taxes” in Section 1.1 of the Lease) are hereby deleted in their entirety.

(iv)        The first sentence of the first paragraph of Section 2.7 of the Lease is hereby deleted in its entirety and replaced with the following:

During the Lease Term, Tenant shall pay to Landlord, as Additional Rent, Landlord’s Tax Expenses Allocable to the Premises.

(f)	On the conditions (which conditions Landlord may waive by written notice to Tenant) that both at the time of exercise of the option to extend and as of the commencement of the Second Extended Term (defined below) (i) there exists no uncured event of default of Kiniksa beyond any applicable grace or cure period and there have been no more than two (2) default occurrences by Tenant during the Extended Term, (ii) the Sublease is still in full force and effect, and (iii) Tenant has neither assigned the Sublease nor sublet more than thirty percent (30%) of the Premises except for an assignment or subletting pursuant to Section 5.6.1 of the Lease, Tenant shall have the right to extend the term of the Sublease upon all the same terms, conditions, covenants and agreements contained in the Sublease (except for the Monthly Base Rent which shall be adjusted during the option period as set forth herein) for one (1) period of one (1) year as hereinafter set forth. The option period is sometimes herein referred to as the “Second Extended Term.” Notwithstanding any implication to the contrary Landlord has no obligation to make any additional payment to Tenant in respect of any construction allowance or the like or to perform any work to the Premises as a result of the exercise by Tenant of such option. If Tenant desires to exercise the option to extend the term, then Tenant shall give notice to Landlord, not later than twelve (12) months prior to the expiration of the Extended Term of Tenant’s exercise. Upon the giving of such notice, the Sublease and the term thereof shall be extended, for the Second Extended Term upon all of the same terms, conditions, covenants and agreements contained in the Sublease except that the Monthly Base Rent shall be as stated hereinabove for such Second Extended Term, without the necessity for the execution of any additional documents (except that Landlord and Tenant agree to enter into an instrument in writing setting forth such extension); and in such event all references to the term of the Sublease shall be construed as referring to the term, as so extended, unless the context clearly otherwise requires.

(g)	Notwithstanding anything to the contrary contained in the Lease or the Sublease, (i) Landlord hereby acknowledges and agrees that as of the date of this Agreement, upon the expiration or termination of the Amended Sublease, Kiniksa has no obligation to remove any alterations in the Subleased Premises, except that Kiniksa shall, at its sole cost and expense, (x) remove its exterior signage from the Subleased Premises and restore the Subleased Premises following such removal as required by Section 5.2 of the Lease upon the expiration or termination of the Amended Sublease, and (y) at Landlord’s option, remove any telecommunications equipment and wiring installed in connection with the Sublease and restore the Subleased Premises to their original condition prior to such installation; (ii) Landlord and Kiniksa hereby acknowledge and agree that, except as provided in subsection 7(g)(i) above, upon the expiration or earlier termination of the Amended Sublease, Kiniksa shall only be required to remove from the Subleased Premises all FF&E (as defined in the Sublease) and all other personal property of Kiniksa along with any alteration, addition or improvement for which Landlord specifies removal pursuant to Section 14(1)(i) of the Original Consent (as defined on Exhibit A attached hereto); (iii) Kiniksa hereby acknowledges and agrees that upon the expiration or earlier termination of the Amended Sublease, in no event shall Kiniksa remove any equipment which is affixed to the Subleased Premises, including but not limited to, as part of the Project as defined in the Analytical Lab Consent (as defined in on Exhibit A attached hereto) any lab equipment and casework, refrigeration units, generators, compressors, benches, hoods, or HVAC systems which require Landlord's consent or approval in accordance with the Lease unless Landlord specifies the same for removal pursuant to Section 14(1)(i) of the Original Consent; and (iv) notwithstanding the foregoing to the contrary, upon the expiration or termination of the Amended Sublease, Kiniksa shall have no obligation to remove any alterations, additions or equipment from the Subleased Premises which are part of the Project and/or which are contained in the construction drawings dated 5/18/2018 prepared by Olson Lewis Architects and approved by Landlord by way of letter dated 6/7/2018 to Jonathan Ricker of CSL Consulting as modified by letter dated 6/22/2018 from Jonathan Ricker of CSL Consulting to Kenneth Chianca of Boston Properties.

(h)	Section 4 (Rent), Section 10 (Indemnity), and Section 16 (Security Deposit) of the Sublease are hereby deleted and Section 14(i)(II) (improvement allowance) of the Original Consent has expired and is of no further force or effect and accordingly is hereby deleted.

(i)	For purposes of clarification, the parties acknowledge that Section 5.7 of the Lease (indemnity and insurance) shall be applicable to both Landlord and Kiniksa from and after the Extended Term Commencement Date, it being agreed that Kiniksa shall have no liability or obligation to indemnify Landlord for any claim, loss, cost or damage which may have arisen or occurred prior to the Extended Term Commencement Date, except for any indemnification obligations of Kiniksa, as subtenant, under the “Sublease Documents” listed on Exhibit A attached hereto.

8.	(a) Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Agreement other than Colliers International (the “Broker”) and in the event any claim is made against Landlord relative to dealings by Tenant with brokers other than the Broker, Tenant shall defend the claim against Landlord with counsel of Tenant's selection first approved by Landlord (which approval will not be unreasonably withheld) and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.

(b)       Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this Agreement other than the Broker; and in the event any claim is made against Tenant relative to dealings by Landlord with brokers, Landlord shall defend the claim against Tenant with counsel of Landlord's selection and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim. Landlord shall be responsible for the payment of the brokerage commission to the Broker respecting the Extended Term pursuant to a separate agreement between the parties.

9.	Each of Landlord and Kiniksa acknowledges, covenants and agrees that as of the date of this Agreement it has no demands, causes of action, claims or other actions against the other under the Sublease.

10.	Landlord hereby consents to the Fourth Amendment to Sublease Agreement described on Exhibit A attached hereto.

11.	This Agreement shall be binding on and shall inure to the benefit of the Landlord and Kiniksa and their respective successors and assigns as of the date of this Agreement.

12.	Except as only as specifically amended herein, the Sublease shall remain unchanged and in full force and effect.

13.	The parties acknowledge and agree that this Agreement may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, “electronic signature” shall include faxed versions of an original signature or electronically scanned and transmitted versions (e.g., via pdf) of an original signature.

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EXECUTED as of this date and year first above written.

92 HAYDEN AVENUE TRUST

/s/ Patrick Mulvihill
Patrick M. Mulvihill, For the Trustees of 92 Hayden Avenue Trust, Pursuant to Written Delegation, but not individually

KINIKSA PHARMACEUTICALS CORP.

By:	/s/ Michael R. Megna
Name:	Michael Megna
Title:	VP, Finance and Chief Accounting Officer
Hereunto duly authorized

By:	/s/ Thomas Beetham
Name:	Thomas Beetham
Title:	EVP, Chief Legal Officer
Hereunto duly authorized

EXHIBIT A

SUBLESE DOCUMENTS

1.	Sublease Agreement dated March 13, 2018 between Original Tenant and Kiniksa

2.	Consent to Sublease dated March 13, 2018 among Landlord, Original Tenant and Kiniksa

3.	First Amendment to Sublease Agreement dated June 26, 2018 between Original Tenant and Kiniksa

4.	Letter Agreement consenting to First Amendment to Sublease dated June 25, 2018 among Landlord, Original Tenant and Kiniksa

5.	Second Amendment to Sublease Agreement dated July 17, 2018 between Original Tenant and Kiniksa

6.	Third Amendment to Sublease Agreement dated November 7, 2018 between Original Tenant and Kiniksa

7.	Letter Agreement consenting to Second Amendment to Sublease and Third Amendment to Sublease dated November 8, 2018 among Landlord, Original Tenant and Kiniksa

8.	Letter Agreement dated August 2, 2019 among Landlord, Original Tenant and Kiniksa (the “Analytical Lab Consent”)

9.	Fourth Amendment to Sublease Agreement dated November 6, 2020 between Original Tenant and Kiniksa (consented to by Landlord’s in the Agreement to which this exhibit is attached)

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